Exhibit 10.41B
CONEMAUGH LESSOR GENCO LLC
SUBORDINATED PROMISSORY NOTE
                    , 2001

$ ,000.00	New York, New York	August 24, 2000
          FOR VALUE RECEIVED, CONEMAUGH LESSOR GENCO LLC, a Delaware limited liability company (“Owner Lessor”), whose address is c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration, hereby promises to pay to PSEGR CONEMAUGH GENERATION, LLC a Delaware limited liability company (the “Owner Participant”), whose address is c/o PSEG Resources Inc., 80 Park Plaza, Suite T-22, Newark, New Jersey 07101, Attention: President,            Million and No/100 Dollars ($     ,000.00) or such lesser amount as is outstanding on January 1, 2029 (the “Maturity Date”), together with accrued and unpaid interest thereon from the date hereof until such maturity, at the rate per annum and on the dates and in the manner specified in this Subordinated Promissory Note (the “Note”).
     1. Definitions.
          (a) All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Participation Agreement, dated as of August 24, 2000 (as the same may be amended, supplemented or otherwise modified from time to time, the “Participation Agreement”), among Reliant Energy Mid-Atlantic Power Holdings, LLC, a Delaware limited liability company (“Facility Lessee”), the Owner Lessor, Wilmington Trust Company, in the capacities referred to therein, the Owner Participant, and Bankers Trust Company, in the capacities referred to therein.
          (b) The following terms have the following meanings:
          “Senior Obligations” means, collectively, (i) all obligations of the Owner Lessor now or hereafter existing under the Notes, whether now or hereafter existing, or including, without limitation, reimbursement and principal thereof or indemnity obligations thereunder, interest owed thereon (including interest payable subsequent to the commencement of any proceeding against or with respect to the Owner Lessor under any chapter of the Bankruptcy Code, or any provision of a state bankruptcy law, whether or not such interest is an allowed claim enforceable against the debtor, and whether or not the holder of such obligation would be otherwise entitled to receive dividends or payments with respect to any such interest or any such proceeding), and fees and expenses related thereto and (ii) all obligations of the Owner Lessor now or hereafter existing with respect to any unsubordinated indebtedness, rent or other obligation permitted to be incurred by the terms of the Operative Documents, including, without limitation, the principal thereof, interest owed thereon (including interest payable subsequent to the commencement of any proceeding against or with respect to the Owner Lessor under any chapter of the Bankruptcy Code, or any provision of a state bankruptcy law, whether or not such interest is an allowed claim enforceable against the debtor, and whether or not the holder of such obligation would be otherwise entitled to receive dividends or payments with respect to any such interest or any such proceeding), and fees and expenses related thereto.
          “Subordinated Indebtedness” means all obligations of the Owner Lessor now or hereafter existing hereunder or under other promissory notes or other evidences of indebtedness of the Owner Lessor with identical subordination terms (whether created directly or acquired by assignment or otherwise), whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding against or with respect to the Owner Lessor under the Bankruptcy Code, or any provision of a state bankruptcy law, whether or not such interest accrues after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), fees, expenses or otherwise.
     2. Subordination.
          (a) The indebtedness evidenced by this Note and the other obligations described in the definition of “Subordinated Indebtedness” is subordinated and subject in right of payment to the prior payment in full of all Senior Obligations. Each holder of this Note, by its acceptance hereof, agrees to and shall be bound by all the provisions hereof.
          (b) No payment on account of principal, premium or interest on the Subordinated Indebtedness shall be made unless at the time of such payment and after giving effect thereto (i) full payment of all amounts then due and payable with respect to Senior Obligations has been made, (ii) such payment would be permitted under the Senior Obligations and by the Participation Agreement and the other Operative Documents, (iii) at the time of such payment and after giving effect to such payment the OP Guarantee shall be in full force and effect (provided that the OP Guarantee shall not have been terminated or released in accordance with the terms of the Operative Documents), (iv) Owner Participant is entitled to receive such payments free and clear of the Lien of the Lease Indenture Trustee, (v) no default in the performance of any obligation of the Lessor Manager under the Operative Documents has occurred and is continuing, (vi) there shall not exist any Significant Lease Default, Lease Indenture Event of Default or any event or occurrence which, with the passage of time or the giving of notice or both, would become a Lease Indenture Event of Default shall have occurred and be continuing, and (vii) the ratio of the principal of the Indebtedness of the Owner Lessor (other than the Notes) to the Owner Lessor Net Worth is less than or equal to 4.88 to 1. Any such payment not prohibited pursuant to this paragraph is hereinafter referred to as a “Permitted Payment.” For the purposes of these provisions, no Senior Obligation shall be deemed to have been paid in full until the obligee of such Senior Obligation shall have indefeasibly received payment in full in cash. Any cash payment on the Senior Obligations made by a Person which is solvent at the time of and after giving effect to such payment shall be presumed to have been indefeasibly paid in full in cash absent actual knowledge by the payor to the contrary.
          (c) Upon any payment or distribution of assets of the Owner Lessor of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or total or partial liquidation or reorganization of the Owner Lessor, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, then and in any such event all amounts (including interest, indemnities and fees) due or to become due upon all Senior Obligations shall first be paid in full before the holders of the Subordinated Indebtedness shall be entitled to retain any assets so paid or distributed in respect of the Subordinated Indebtedness (for principal, premium, interest or otherwise) and upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets of the Owner Lessor of any kind or character, whether in cash, property or securities, to which the holders of the Subordinated Indebtedness would be entitled, except as otherwise provided herein, shall be paid by the Owner Lessor or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the holders of the Subordinated Indebtedness if received by them, directly to the holders of the Senior Obligations or their representatives for application to such Senior Obligations in accordance with their terms. So long as any Senior Obligation is outstanding, the holder of this Note shall not commence, or join with any creditor other than any Person to whom Senior Obligations are owed, in commencing, or directly or indirectly causing the Owner Lessor to commence, or assist the Owner Lessor in commencing, any proceeding referred to in the preceding sentence.
          (d) The holder of this Note hereby irrevocably authorizes and empowers (without imposing any obligation on) each Person to whom any Senior Obligation is owed and such Person’s representatives, under the circumstances set forth in the immediately preceding paragraph, to demand, sue for, collect and receive every such payment or distribution described therein and give acquittance therefor, to file claims and proofs of claims in any statutory or nonstatutory proceeding, to vote such Person’s ratable share of the full amount of the Subordinated Indebtedness evidenced by this Note in its sole discretion in connection with any resolution, arrangement, plan of reorganization, compromise, settlement or extension and to take all such other action (including the right to participate in any composition of creditors and the right to vote such Person’s ratable share of the Subordinated Indebtedness, evidenced by this Note, at creditors’ meetings for the election of trustees, acceptances of plans and otherwise), in the name of the holder of the Subordinated Indebtedness evidenced by this Note or otherwise, as such Person’s representatives may deem necessary or desirable for the enforcement of the subordination provisions of this Note. The holder of this Note shall execute and deliver to each Person to whom any Senior Obligation is owed and such Person’s representatives all such further instruments confirming the foregoing authorization, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and shall take all such other action as may be reasonably requested by such Person or such Person’s representatives in order to enable such holder to enforce all claims upon or in respect of such Person’s ratable share of the Subordinated Indebtedness evidenced by this Note; provided, however, that nothing herein shall obligate the holder of this Note to pay or incur any cost, expense or liability or to take any action that may result in the imposition of any cost, expense or liability.
          (e) The holder of this Note shall not have any right to accelerate payment of, or institute any proceedings to enforce, the Subordinated Indebtedness (other than a Permitted Payment) so long as any Senior Obligation is outstanding.
          (f) If any payment (other than a Permitted Payment) or distribution of assets of the Owner Lessor of any kind or character, whether in cash, property or securities, shall be received by the holder of the Subordinated Indebtedness before all Senior Obligations are paid in full, such payment or distribution will be held in trust for the benefit of, and shall be immediately paid over to, the holders of the Senior Obligations or their representatives for application to such Senior Obligations in accordance with their terms.
          (g) Nothing contained in this Note is intended to or shall impair as between the Owner Lessor, its creditors (other than the holders of Senior Obligations) and the holders of the Subordinated Indebtedness, the obligations of the Owner Lessor to pay to the holders of the Subordinated Indebtedness, as and when the same shall become due and payable in accordance with their terms, or to affect the relative rights of the holders of the Subordinated Indebtedness and creditors of the Owner Lessor (other than holders of Senior Obligations).
          (h) The Persons to whom Senior Obligations are due shall not be prejudiced in their rights to enforce the subordination contained herein in accordance with the terms hereof by any act or failure to act on the part of the Owner Lessor.
          (i) The holder of this Note agrees to execute and deliver such further documents and to do such other acts and things as the Transaction Parties may reasonably request in order fully to effect the purposes of these subordination provisions. Each holder of this Note by its acceptance hereof authorizes and directs the Transaction Parties on its behalf to take such further action as may be necessary to effectuate the subordination as provided herein and appoints the Lease Indenture Trustee, so long as the Lien of the Lease Indenture shall not have been terminated or discharged in accordance with the terms thereof, and thereafter, the holder of the largest principal amount of Senior Obligations of the Owner Lessor outstanding at such time, as its attorney-in-fact for any and all such purposes related to this Note.
          (j) The subordination effected by these provisions, and the rights of the Persons to whom Senior Obligations are owed, shall not be affected by (i) any amendment of, or addition or supplement to, any Operative Document, or any other document evidencing or securing any Senior Obligation, (ii) any exercise or nonexercise of any right, power or remedy under or in respect of any Operative Document, or any other document evidencing or securing any Senior Obligation or (iii) any waiver, consent, release, indulgence, extension, renewal, modification, delay, or other action, inaction or omission, in respect of, any Operative Document, or any other document evidencing or securing any Senior Obligation, whether or not any holder of any Subordinated Indebtedness shall have had notice or knowledge of any of the foregoing. No failure on the part of any holder of a Senior Obligation to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          (k) The holder of this Note and the Owner Lessor each hereby waive promptness, diligence, notice of acceptance and any other notice with respect to any Senior Obligation and these terms of subordination and any requirement that any Transaction Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right to take any action against the Owner Lessor, any other Person or any collateral.
          (l) These terms of subordination shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Senior Obligation is rescinded or must otherwise be returned by the Person to whom such Senior Obligation is owed upon the insolvency, bankruptcy or reorganization of the Owner Lessor or otherwise, all as though such payment had not been made.
          (m) The provisions of these terms of subordination constitute a continuing agreement and shall (i) remain in full force and effect until the Facility Lease has been terminated and all amounts owed thereunder have been paid and the Lien of the Lease Indenture has been terminated or discharged in accordance with their terms, (ii) be binding upon the holder of this Note and the Owner Lessor and their respective successors, transferees and assignees and (iii) inure to the benefit of, and be enforceable by, the Transaction Parties. Without limiting the generality of the foregoing clause (iii), the Transaction Parties may assign or otherwise transfer all or any portion of their rights and obligations under all or any of the Operative Documents to any other Person (to the extent permitted by the Operative Documents), and such other Person shall thereupon become vested with all the rights in respect thereof granted to the Transaction Parties herein or otherwise.
     3. Interest. The principal of this Note shall bear interest at a rate per annum equal to the lesser of (a) effective rate on a United States Treasury bond maturing on the Maturity Date plus 3.00% per annum or (b) the highest rate permitted under applicable law (the “Maximum Lawful Rate”).
     4. Notices. All written notices hereunder shall be given in the manner described in Section 17.6 of the Participation Agreement and sent to the respective parties at the addresses set forth in the preamble above.
     5. Maturity and Scheduled Payments. Subject to Section 2 and subject to the right of the holder of this Note to accelerate the maturity hereof as hereinafter described, the principal of this Note shall be due and payable on the Maturity Date and accrued and unpaid interest on the principal amount outstanding on this Note shall be due and payable to the Owner Participant at its address set forth above as it accrues semi-annually on each [January 2 and July 2] throughout the term of this Note, beginning on the date that the Lien of Lease Indenture has been terminated or discharged, until all unpaid principal and accrued and unpaid interest on this Note shall be paid in full.
     6. Prepayments; Payments Generally. Subject to Section 2, at any time, the Owner Lessor may prepay any amounts owing hereunder, in whole or in part, without penalty; provided, however, that a prepayment shall not be subject to the requirements of Section 2 to the extent that the Owner Lessor shall have received within 60 days before such prepayment equity contributions at least equal to such prepayment. If any payment of principal or interest on this Note shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest in connection with such payment. All payments made in accordance with this Note are to be made in lawful money of the United States of America in same day funds at the locations specified herein, or such other place as the Owner Participant shall designate in writing to the Owner Lessor.
     7. Events of Default. If any of the following events (each, an “Event of Default”) shall occur and be continuing, subject to Section 2 hereof, the outstanding principal balance of this Note, together with accrued and unpaid interest and any other sums that the Owner Lessor may owe to the Owner Participant under or in connection with this Note or otherwise (collectively, the

“Obligations”) shall automatically become immediately due and payable, without any further notice of any kind to the Owner Lessor, all of which notices are expressly waived below:
     (a) The Owner Lessor shall fail to make any payment in respect of the principal of or interest on this Note within five (5) Business Days after the same shall have become due;
     (b) the Owner Lessor (i) admits in writing its inability to pay its debts generally as they become due; (ii) generally fails to pay its debts as they become due; (iii) files a petition or answer seeking for itself, or consenting to or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under, any bankruptcy law or any insolvency law or other law for the relief or aid of debtors (including, without limitation, the Bankruptcy Code or any amendment thereto); or (iv) makes an assignment for the benefit of its creditors; or
     (c) there is appointed a receiver, custodian, liquidator, fiscal agent or trustee of the Owner Lessor or of the whole or any substantial part of its properties or assets, or any court enters an order, judgment or decree approving a petition filed against the Owner Lessor seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law referred to in paragraph (b) above and either such order, judgment or decree so filed against it is not dismissed or stayed (unless and until such stay is no longer in effect) within 30 days of entry thereof or an order for relief is entered pursuant to any such law.
     8. Maximum Lawful Rate. Nothing contained in this Note or any other document executed in connection herewith is intended to require the Owner Lessor to pay interest (including fees, charges or expenses or any other amounts which, under applicable law, are deemed interest) for the account of the Owner Participant at a rate exceeding the Maximum Lawful Rate.
          All agreements between the Owner Lessor and the Owner Participant, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made on this Note, prepayment or otherwise, shall the amount paid, or agreed to be paid, to the Owner Participant for the use, forbearance, or detention of the money to be loaned under this Note or otherwise or for the payment or performance of any covenant or obligation contained herein or in any other document executed in connection herewith exceed the Maximum Lawful Rate. If the amount of any interest (including fees, charges or expenses or any other amounts which, under applicable law, are deemed interest) contracted for, taken, reserved, charged or received by or for the account of the Owner Participant, would exceed the Maximum Lawful Rate, then, ipso facto, the amount of such interest payable for the account of the Owner Participant shall be automatically reduced to such Maximum Lawful Rate, and if, from any such circumstance, the Owner Participant shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the Maximum Lawful Rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of this Note held by the Owner Participant and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of such Note, such excess shall be refunded to the Owner Lessor. All sums paid or agreed to be paid to the Owner Participant for the use, forbearance or detention of the indebtedness of the Owner

Lessor to the Owner Participant shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full of the principal (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Maximum Lawful Rate.
     9. Expenses. In addition to all principal and accrued interest on this Note, the Owner Lessor agrees, subject to Section 2, to pay (i) all reasonable costs and expenses incurred by all owners and holders of this Note in collecting this Note through any probate, reorganization, bankruptcy or any other proceeding; and (ii) reasonable attorneys’ fees when and if this Note is placed in the hands of an attorney for collection after default.
     10. Waivers. The Owner Lessor and any and all endorsers, guarantors and sureties severally waive grace, presentment for payment, notice of dishonor, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto. The Owner Lessor and any and all endorsers, guarantors and sureties further agree: (i) to all renewals, extensions, amendments and modifications hereof without limit, or partial payments hereon; (ii) to any release or substitution of security herefor, in whole or in part, or any release or discharge of any guarantor, surety, or co-maker, with or without notice, before or after maturity; (iii) that waiver of any default shall not constitute waiver of any prior or subsequent default; and (iv) that no remedy, right or power conferred upon The Owner Participant or the holder of this Note is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter available at law, in equity or otherwise. This Note may be transferred by The Owner Participant, and the rights and privileges of The Owner Participant under this Note shall inure to the benefit of The Owner Participant’s representatives, successors and assigns.
     11. Proceeds. The proceeds of this Note are for business, commercial or investment purposes and none of such proceeds shall be used for personal, consumer, family household or agricultural purposes or for purchasing or carrying margin stock.
     12. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.
     13. Final Agreement. This Note and the other documents, agreements and instruments executed in connection herewith represent the final agreement between the parties and supersede all previous agreements and understandings, oral or written, relating to this subject matter.

CONEMAUGH LESSOR GENCO LLC
By:
Name:
Title: